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                                             Exhibit C1
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                       NEES Energy, Inc.
              Consolidated Statement of Cash Flows
                     (Thousands of Dollars)
              For the Quarter Ended March 31, 1999
               (Unaudited, Subject to Adjustment)

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
Operating activities:
  Net income                                             $    135

  Adjustments to reconcile net income to
  net cash provided by operating activities:

     Depreciation and amortization                          1,461
     (Increase) decrease in accounts receivable and
      unbilled revenue                                    (13,076)
     (Increase) decrease in inventory                       6,912
     (Increase) decrease in prepaid and other
      current assets                                        4,140
     Increase (decrease) in accounts payable                2,862
     Increase (decrease) in other current liabilities      (3,000)
     Other, net                                            (1,558)
                                                         --------
Net cash provided by (used in) operating activities      $ (2,124)
                                                         --------


Investing activities:
  Fixed asset expenditures                               $   (309)
  Investment in Griffith Consumers                        (78,605)
  Acquisition of Barclay & Fowler assets                   (3,011)
  Purchase of AllEnergy minority interest from
     NEES Global, Inc.                                       (456)
                                                         --------
Net cash used in investing activities                    $(82,381)
                                                         --------

Financing activities:
  Subordinated notes payable to parent-issues             $87,290
  Increase (decrease) in long-term debt                       (79)
                                                         --------
  Net cash provided by financing activities               $87,211
                                                         --------

Net increase (decrease) in cash and cash equivalents     $  2,706

Cash and cash equivalents at beginning of period            4,193
                                                         --------

Cash and cash equivalents at end of period               $  6,899
                                                         ========


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